Exhibit 10.33

ADDENDUM TO SERVICE AGREEMENT

This Addendum (“Addendum”) is made and entered into as of the date of the last signature below and forms an integral part of the Service Agreement (“Agreement”) between the undersigned Client and the Service Provider or Employee (collectively, the “Parties”).

1. Adjustment of Share Issuance in the Event of a Reverse Stock Split

In the event the parent company, currently listed on the OTC Markets under the ticker symbol “VRDR,” undergoes a reverse stock split during the term of the Agreement, the number of shares to be issued to the Service Provider or Employee shall be automatically adjusted in accordance with the approved reverse split ratio. The Client shall notify the Service Provider or Employee in writing of any such corporate action and shall provide documentary evidence from the underwriter or other authorized party confirming the applicable ratio.

2. Value-Based Share Issuance

Notwithstanding any adjustment resulting from a reverse stock split, the total dollar value of the shares to be issued to the Service Provider or Employee shall remain unchanged. For clarity, the issuance shall be based on a fixed dollar amount as set forth in the Agreement, with the number of shares calculated based on the applicable share price at the time of issuance.

3. Effect of Addendum

Except as expressly modified by this Addendum, all terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the event of any conflict between this Addendum and the Agreement, the terms of this Addendum shall prevail.

IN WITNESS WHEREOF, the Parties have executed this Addendum as of the dates below.

Verde Renewables Inc.

/s/ Eric J. Bava
Name: Eric J. Bava
Title: COO & Director

Date: 10/27/25

SERVICE PROVIDER OR EMPLOYEE:

/s/ Nam Tran
Name: Nam Tran

Date: 10/27/25